EXHIBIT 21.1
COMPUWARE CORPORATION AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT
AS OF MARCH 31, 2010

NAME	JURISDICTION OF INCORPORATION
Changepoint International SRL	Barbados
Compuware A.B.	Sweden
Compuware AG	Switzerland
Compuware Austria GmbH	Austria
Compuware A/S	Denmark
Compuware Asia Pacific Limited	Hong Kong
Compuware Asia Pacific Pte. Ltd	Singapore
Compuware Asia-Pacific Pty. Ltd	Australia
Compuware B.V.	Netherlands
Compuware Corporation of Canada	Canada
Compuware Covisint (Shanghai) Software Services Co. Ltd	China
Compuware de Mexico	Mexico
Compuware do Brasil S/A	Brazil
Compuware Europe B.V.	Netherlands
Compuware Finland OY	Finland
Compuware Foreign Sales Corporation	Barbados
Compuware GmbH	Germany
Compuware India Software Operations Private Ltd	India
Compuware International I LLC.	Michigan
Compuware Ireland Ltd	Ireland
Compuware Japan Corporation	Japan
Compuware Korea	Korea
Compuware Ltd	United Kingdom
Compuware N.A. Holdings Corp	Michigan
Compuware Nordic AS	Norway
Compuware NV/SA	Belgium
Compuware Overseas Holding Corporation	Michigan
Compuware S.A.	Spain
Compuware S.A.R.L	France
Compuware Sp. Z.o.o	Poland
Compuware SpA	Italy
Compuware System Software B.V.	Netherlands
Covisint Corporation.	Michigan
Gomez Network Technology (Beijing) Technology Co. Ltd	China
Proxima Technology Limited	United Kingdom